Exhibit 10.2

[RIDGEWOOD ENERGY LOGO]                                 W. Greg Tabor
                                                        Executive Vice President


May 17,2006


Kerr McGee Oil & Gas Corporation
16666 Northchase
Houston, Texas 77060

Attention: Mr. Farrar Davis


Re:  Offer to Participate - Atlas Prospect
     Walker Ridge Area, Offshore Louisiana


Gentlemen:


Kerr McGee ("KM") is marketing a certain exploration prospect ("Atlas") in the Walker Ridge Area offshore Louisiana which it has generated and made available to Ridgewood Energy Corporation ("REC") as further described below. KM is desirous of selling participation percentages in Atlas and REC desires to take a specified level of participation in Atlas. REC hereby submits below the terms and conditions of a participation proposal to earn a specified working interest and net revenue interest in the prospect area and respective blocks, as follows:


     Atlas Prospect Area
     -------------------
     Walker Ridge Block(s):111, 112, 155, 156, 199 & 200;

     KM Ownership: 100% WI in block - WR 2O0;
                    50% WI in block - WR 199;
                   66.67% WI in blocks -
                       WR 1ll, 112, 155 & 156;

     Depth Limitation/Restriction: none;

     REC Level of Participation:

                    Before Casing Point ("BCP lnterest") = 24% Wl (of 8/8ths); After Casing Point ("ACP Interest") =12% WI (of 8/8ths);

     Lease Burdens: 1/8th Royalty




                11700 Old Katy Road, Suite 280, Houston, TX 77079
                      T: (281) 293-8449 F: (281) 293-7705
              gtabor@ridgewoodenergy.com o www.ridgewoodenergy.com

     Overriding Royalty Burden; 2%, (proportionately reduced)

     Lease Net Revenue: 85.5%


REC's offer to commit participation towards the chilling of Atlas is std act to the following terms and c and conditions:


     1. REC's commitment to participate is based upon KM's representation as to its working interest and net revenue interest ownership in the prospect area blocks1 as described above.

     2. REC shall pay a disproportionate cost share of 24% BCP Interest in the Atlas initial exploratory well until one of the following occurs: 1) initial exploratory well reaches objective depth, or 2) REC earns an interest as provided for under the participation agreement to be entered into by the parties, or 3) the well cost, prior to the well reaching objective depth or REC earning an interest, reaches 100% of the estimated DHC AFE; whichever occurs first. Thereafter, REC's cost bearing interest in the initial exploratory well, sidetrack operation(s), appraisal well(s), and/or any subsequent well(s) in the Prospect Area will be at its ACP Interest of 12%.

     3. Upon KM acceptance of this offer, REC and KM shall proceed diligently and in good faith to negotiate a separate formal and definitive Participation Agreement and separate Operating Agreement, with terms and conditions as are mutually satisfactory to both parties, within 45 days of acceptance of this offer to participate. The parties commitment to participate in this Prospect is subject to final management approval by each company and execution of a definitive Participation Agreement

     4. Upon KM acceptance of this offer, KM commits to REC to spud Atlas on or before May 1, 2007, and will utilize the Amos Runner rig to drill Atlas at the contracted rig rate of $330,000 / day.

     5. KM will provide to REC a formal AFE for approval and execution on or before December 31, 2006, for the drilling of the initial exploratory well at the estimated well cost of $106,200,000 as depicted on the well Cost Estimate attached hereto and provided by KM to REC on May 16,2006.

     6. KM shall provide REC with full and complete access to KM files, records and data, so that REC may perform its due diligence review of

     KM acquisition, ownership and obligations associated with the lease blocks; additionally, KM shall provide REC with access to technical data associated with the exploration prospect(s), including seismic, maps, well data and geologic data submit however, to all confidentiality and license restrictions.


The foregoing proposal expresses the intent of REC to participate in the specified Atlas Prospect subject to the terms and conditions stated herein.

Should you wish to accept this offer and the foregoing terms and conditions are acceptable to you, please execute two copies of this letter and return one dopy by fax to: 281/293-7705 and one original to my attention at the letterhead address. Should you have any questions regarding this offer, please contact the undersigned at (281) 293-8449.

This offer to participate shall remain open for KM consideration until the end of business, or 5:00 pm, on Friday, May 26, 2006, after which such time this offer, if not accepted by KM, shall have expire and become null and void.


Very truly yours,


/s/ W. Greg Tabor
W. Greg Tabor, CPL
Executive Vice President


AGREED TO AND ACCEPTED THIS 26th DAY OF May, 2006


/s/ Jim W. Brian
-------------------
BY: Jim W. Brian
   ----------------
TITLE: Director-GOM Land & Negotiations
       --------------------------------

[NSAI LOGO]  NETHERLAND, SEWELL                                CHAIRMAN EMERITUS            EXECUTIVE COMMITTEE
             & Associates, Inc.                           CLARENCE M. NETHERLAND       G. LANCE BINDER - DALLAS
WORLDWIDE PETROLEUM CONSULTANTS                                                      DANNY D. SIMMONS - HOUSTON
ENGINEERING o GEOLOGY o GEOPHYSICS o PETROPHYSICS                 CHAIRMAN & CEO
                                                              FREDERIC D. SEWELL        P. SCOTT FROST - DALLAS
                                                                                        DAN PAUL SMITH - DALLAS
                                                                 PRESIDENT & COO    JOSEPH J. SPELLMAN - DALLAS
                                                           C.H. (SCOTT) REES III    THOMAS J. TELLA II - DALLAS
---------------------------------------------------------------------------------------------------------------


                                November 30, 2006




Mr. Ken Webb
Ridgewood Energy
11700 Old Katy Road, Suite 280
Houston, Texas 77079

Dear Mr. Webb:

In accordance with your request, we have reviewed the Atlas Prospect offered for participation by Anadarko Petroleum Corporation (Anadarko). The Atlas Prospect is located in federal waters in the Gulf of Mexico, approximately 150 miles offshore Louisiana in Walker Ridge Blocks 155, 156, 199, and 200. The target reservoir for the prospect is the turbidite sands of the lower-Middle Miocene and Lower Miocene. The nearest sand control of the targeted reservoir levels is in the Conoco Walker Ridge 285-1 well in the noncommercial Spa Discovery that is located approximately 10 miles southwest. The closest commercial accumulation in the Lower Miocene sands is in the Bigfoot Discovery in Walker Ridge Block 29, which is located approximately 19 miles northeast. In the event of a commercial discovery and subsequent development, the Atlas Prospect production would be exported to the Constitution pipeline that is located 34 miles north.


DATA AND DATA QUALITY __________________________________________________________

Anadarko presented a thorough technical review of the Atlas Prospect. Its studies include regional reservoir depositional analysis; 3-D seismic interpretation; structural timing analysis and depth mapping; hydrocarbon source, maturation, and migration analysis; and gravity modeling for salt body configuration.

A detailed review of the 3-D seismic data and interpretation was given. Anadarko has multiple 3-D seismic data volumes utilizing various processing sequences. Seismic interpretation has been conducted on both Kirchoff Migration and Wave Equation Pre-Stack Depth Migration volumes. The latter 3-D processed volume is the most recent and yields the best image of seismic reflector truncations against salt.

Seismic data quality varies over the prospect area and ranges from fair to good. The Atlas structure is well imaged by the seismic control. Imaging of the salt face and truncation of the prospective reservoir section against the salt is difficult. However, Anadarko plans the first exploration well downdip from the salt interface where the seismic reflectors are well imaged.


RESERVOIR QUALITY ______________________________________________________________

The Atlas Prospect targets sands in the lower-Middle Miocene and Lower Miocene intervals at depths starting at 26,000 feet true vertical depth subsea. These sands are encountered in the Bigfoot, Spa, and Tonga Discoveries. The nearby noncommercial Spa Discovery encountered multiple Lower Miocene sand packages. Net sand thicknesses for these sand packages ranged from 30 to 60 feet. Seismic interpretation indicates depositional thinning into the Spa basin relative to the Atlas basin. The evolutional history of the formation of the Atlas basin, combined with the seismic character of the depositional packages, indicates that depositional thickening starts with the middle-Middle Miocene and continues deeper. Additionally, there is no seismic evidence of sedimentary thinning into the salt face at the Atlas basin. This model is analogous to Tahiti Field, located 36 miles north of the Atlas Prospect in Green Canyon Blocks 596 and 640. At Tahiti Field, 1,000 feet of net pay was encountered in multiple sands of the


4500 THANKSGIVING TOWER o 1601 ELM STREET o DALLAS, TEXAS 75201-4754 o
PH: 214-969-5401 o FAX: 214-969-5411                         nsai@nsai-petro.com

1221 LAMAR STREET, SUITE 1200 o HOUSTON, TEXAS 77010-3072 o
PH: 713-654.4950 oFAX: 713-654-4951                         netherlandsewell.com

[NSAI NETHERLAND, SEWELL LOGO]
      & Associates Inc.
-----------------------------


slightly younger Middle Miocene interval. Individual sand packages at Tahiti Field were up to 200 feet thick.


TRAP INTEGRITY _________________________________________________________________

The Atlas Prospect is a structural trap that is formed by a south-plunging structural nose against a salt face. Three-way structural closure defines the western, southern, and eastern boundaries of the trap while sand termination against the salt face defines the northern extent of the trap. The prospect is well defined by 3-D seismic data. Anadarko's base case economics are calculated on an area that utilizes only a simple three-way closure of the structural nose against the salt. There is a slight concavity in the salt face in the area of the Atlas Prospect that could form a larger trap in conjunction with regional dip. This accumulation would be approximately eight times larger than the simple three-way closure trap. Anadarko uses this larger area for its upside economic case.


SOURCE EVALUATION ______________________________________________________________

The presence and richness of the source rocks in the Gulf of Mexico are well documented. The Atlas Prospect is located on a 65-mile trend that contains at least seven oil fields in sands at similar stratigraphic levels. Therefore, hydrocarbon source is a low risk element for this prospect.


TIMING AND MIGRATION ___________________________________________________________

The Atlas Prospect lies on trend with discovered and producing oil fields; therefore, it has a high probability of being situated in a hydrocarbon migration pathway. Evidence of faults in the prospect area are seen in the 3-D seismic data. These faults could be conduits for hydrocarbon migration. Basin modeling indicates favorable timing of trap formation with respect to hydrocarbon generation and migration.


CONCLUSION _____________________________________________________________________

The Atlas Prospect is a well defined, simple three-way structural trap that could contain multiple stacked reservoirs. It lies on trend with producing oil fields and, therefore, is situated in an established hydrocarbon system. A noncommercial oil discovery at a similar stratigraphic level exists 10 miles southwest, and seismic control indicates a thicker reservoir section should exist at the Atlas Prospect. Considering the primary risk factors, the Atlas Prospect has a relatively good probability of success for an exploration prospect.


OTHER CONSIDERATIONS ___________________________________________________________

In evaluating the information at our disposal concerning this prospect review, we have excluded from our consideration all matters as to which the controlling interpretation may be legal or accounting, rather than engineering and geologic. As in all aspects of oil and gas evaluation, there are uncertainties inherent in the interpretation of engineering and geologic data; therefore, our conclusions necessarily represent only informed professional judgment.

The commercial success of any oil and gas project is dependent on a variety of geological, geophysical, engineering, economic, mechanical, and regulatory factors and risks, many of which are impossible to accurately predict. The validity of any opinion expressed in this letter cannot and will not be warranted by Netherland, Sewell & Associates, Inc.

[NSAI NETHERLAND, SEWELL LOGO]
      & Associates Inc.
-----------------------------


The data used in our evaluation were obtained from Anadarko Petroleum Corporation, public data sources, and the nonconfidential files of Netherland, Sewell & Associates, Inc. and were accepted as accurate. Supporting geologic, field performance, and work data are on file in our office. We are independent petroleum engineers, geologists, geophysicists, and petrophysicists; we do not own an interest in these properties and are not employed on a contingent basis.

                                     Very truly yours,

                                     NETHERLAND, SEWELL &
                                     ASSOCIATES, INC.



                                     By: /s/ Danny D. Simmons
                                         Danny D. Simmons, P.E.
                                         Executive Vice President

                                               [STATE OF TEXAS
                                                  P.L. HIGGS
                                                  GOEPHYSICS
                                                     985
                                                  LISCENSED
                                                 PROFESSIONAL
                                               GEOSCIENTIST SEAL]

                                     By: /s/ Patrick L. Higgs
                                         Patrick L. Higgs, P.G.
                                         Vice President and
                                         Technical A


                                     Date Signed: November 30, 2006


PLH:LKW

                             PARTICIPATION AGREEMENT
                                 ATLAS PROSPECT
                               (FDavis 1st Draft)

This Participation Agreement ("Agreement") is entered into and made effective this ____ day of _______ 2007 ("Effective Date") by and between Kerr-McGee Oil & Gas Corporation, a wholly owned subsidiary of Anadarko Petroleum Corporation ("Kerr-McGee"), whose mailing address is 16666 Northchase, Houston, Texas 77060 and Ridgewood Energy Corporation ("Ridgewood"), whose mailing address is 11700 Old Katy Road, Suite 280, Houston, Texas 77079 herein referred to collectively as "Parties" and individually as a "Party".

                                   WITNESSETH

WHEREAS, Kerr-McGee, intends to drill an initial exploratory well, the IEW as hereinafter defined, on a prospect consisting of United States Outer Continental Shelf Walker Ridge Area Blocks 111, 112, 155, 156, 199 and 200 sometimes referred to herein as the "Atlas Prospect" or "Atlas"; and

WHEREAS, Ridgewood proposed by letter dated May 17, 2006 to participate in the IEW and thereby earn an interest in the Atlas Prospect, which proposal was accepted by Kerr-McGee May 26, 2006 (the aforesaid correspondence being hereinafter referred to collectively as the "Letter of Intent"), and

WHEREAS, pursuant to the Letter of Intent Kerr-McGee and Ridgewood desire to set forth the terms and conditions under which Ridgewood shall participate in the IEW and receive an assignment of an interest in the Leases comprising the Atlas Prospect, all as more fully provided for herein.

NOW, THEREFORE, for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, together with the mutual covenants, conditions, and obligations contained herein, Kerr McGee and Ridgewood do hereby enter into this Agreement under the following terms and conditions:


                                    ARTICLE I
                                    ---------
                                   DEFINITIONS
                                   -----------

1.1 AFE: shall mean the well cost estimate Authorization for Expenditure for the Initial Exploratory Well on the Atlas Prospect, a copy of which is attached hereto as Exhibit "B-1"

1.2 Contract Area: shall mean the area covered by the Leases and contained within the Atlas Prospect.

1.3 Initial Exploratory Well ("IEW"): shall mean the first well or its substitute well(s), as provided for in Article III below, to be drilled on the Atlas Prospect.


Atlas Prospect                         1
Participation Agreement
Kerr-McGee / Ridgewood

1.4  Leases: shall mean the Federal OCS Oil and Gas Leases set forth on Exhibit
"A"

1.5 Objective Depth: the Objective Depth in the IEW for purposes of this Agreement is defined as the shallower of the following depths: (i) the depth at which the IEW encounters and sufifciently tests the Lower Miocene objective interval as set forth in the original AFE and Well Plan for said well; or (ii) 32,027' TVD; or (iii) some depth at which all the Parties to the Operating Agreement agree in writing that the Objective Depth has been reached by the IEW.

1.6 Joint Operating Agreement ("JOA"): shall mean a Joint Operating Agreement to be negotiated and established by and among the Parties and other participating parties in the Atlas Prospect and Leases (collectively known as the "Atlas Parties"). If a JOA is not executed by the Atlas Parties then, by default, that certain Operating Agreement made effective as of May 1, 1997, by and between Kerr-McGee Oil & Gas Corporation, Ocean Energy, Inc. and The Louisiana Land and Exploration Company shall be deemed the applicable JOA between the Atlas Parties. (Default JOA) The Default JOA shall only be amended to the extent necessary to establish Kerr-McGee as Operator and to include the applicable Contract Area and the Atlas Parties as defined herein, Notwithstanding the foregoing, the Default JOA shall govern all operations conducted until such time as the Parties enter into a JOA or Unit operating agreement. A copy of the Default JOA is attached hereto as Exhibit "C".

1.7 Tax Partnership Agreement: shall mean the tax partnership agreement set forth as Exhibit "F".


1.8 Well Plan: shall mean the Well Plan for the IEW attached hereto as Exhibit "B-2".

1.9 Capitalized Terms: Capitalized terms used throughout this Agreement and not defined in Sections 1.1 through 1.7 above, shall have the meanings ascribed to them elsewhere in this Agreement or in the Exhibits attached hereto.


                                   ARTICLE II
                                   ----------
                                    EXHIBITS
                                    --------

 The following Exhibits are attached hereto and made a part of this Agreement:
 -----------------------------------------------------------------------------

          Exhibit "A"   Contract Area Leases and Burdens
          Exhibit "B-1" Authority for Expenditure Walker Ridge Block 155
                        OCS-G 15914 #1 Well

          Exhibit "B-2" Well Plan for Walker Ridge Block 155 OCS-G 15914 41
                        Well consisting of:
                          Wellbore schematic
                          Depth versus days chart
                          Depth versus cost chart
                          PPGE
                          WR 155 #1 Sperry Directionals


Atlas Prospect                         2
Participation Agreement
Kerr-McGee / Ridgewood

          Exhibit "C" Default JOA
          Exhibit "D" Geologic and Data Information Requirements of Ridgewood Exhibit "E" Form of Assignment of Record Title Interest
          Exhibit "F" Tax Partnership Agreement


                                   ARTICLE III
                                   -----------
                        IEW PARTICIPATION-ATLAS PROSPECT
                        --------------------------------

     3.1 Subject to rig availability, permitting and suspension of operations approval by the Minerals Management Service ("MMS"), on or before April 1, 2007, Kerr-McGee as Operator shall commence the drilling of the IEW at a surface location in the AFE and drill the IEW to the Objective Depth in accordance with the AFE and Well Plan. If due to the lack of rig availability, issues with permitting, the inability to obtain a suspension of operations approval by the MMS or for any other cause, Kerr-McGee fails or is unable to commence the drilling of the IEW prior to April 1, 2007, then, unless extended by the Parties or as provided in the next sentence of this Section 3.1, this Agreement shall automatically terminate as of April 1, 2007 and will be of no further force or effect. If, prior to April 1, 2007, Kerr-McGee obtains from the MMS a suspension of operation for the leases covering both Walker Ridge Block 155 and Walker Ridge Block 156, thereby extending the terms of such leases beyond April 30, 2007 and until at least June 30, 2007, then the date "April 1, 2007 appearing in the preceding sentence will be deemed changed to June 1, 2007.

     If the above condition precedents are satisfied within the applicable time frame, then Ridgewood shall bear and pay twenty-four percent (24%) of the costs and expenses to drill, evaluate and abandon the IEW to the Objective Depth (and/or a like share of the cost of any substitute well in which Ridgewood may agree to participate under the JOA) up to (i) the point at which the total gross costs and expenses of drilling, evaluating and abandoning the IEW to the objective depth reach one hundred and six million dollars ($106,000,000); or
(ii) one hundred percent (100%) of the total dry hole drilling costs set forth in the AFE for such well, whichever (i) it (ii) is the lesser amount. When the aggregate gross costs and expenses of the IEW and/or its substitute, if applicable, have reached one hundred percent (100%) of either (i) or (ii) set forth in preceding sentence, Ridgewood will thereafter bear twelve percent (12%) of the remaining costs in excess of the 100% of the total dry hole drilling costs set forth in the AFE of the IEW and all further operations under the JOA. The Parties, having reviewed the Well Plan and AFE, more particularly refilected in Exhibits "B-1" and "B-2", with all particulars (i.e. casing program, mud system, logging/evaluation program, and TD criteria), hereby mutually acknowledge their respective agreement with the JEW well design, including but not limited to, well location (surface and bottom-hole) and the projected penetration point into the objective interval and Ridgewood hereby approves such Well Plan and AFE for the IEW and elects to participate therein for its 12% working interest subject to Ridgewood's bearing of costs set forth above in this paragraph.

     3.2 Kerr-McGee has, pursuant to MMS rules and regulations, submitted to the MMS an application for the formation of a federal unit ("Unit") covering the Contract Area and Leases (or such portions thereof that the MMS allows to be unitized) and to be joined by all working interest owners in the Leases comprising such Unit. Ridgewood hereby agrees to support and join its working


Atlas Prospect                         3
Participation Agreement
Kerr-McGee / Ridgewood
interest to be earned to such Unit and shall execute and deliver all documents, forms, ratifications, agreements, designations or any other instrument which may be necessary and requested for Ridgewood to execute to commit its working interest provided for in this Agreement to the Unit. In the event a Unit is applied for and approved, the Parties agree that the JOA (including the default JOA, if applicable as provided for in Section 1.6 above) shall serve as the MMS required Unit operating agreement for such Unit, subject to any necessary revisions to geographical references.


                                   ARTICLE IV
                                   ----------
                            JOINT OPERATING AGREEMENT
                            -------------------------

     4.1 All operations on the Contract Area and Walker Ridge Block 561 Unit shall be governed by the JOA. Ridgewood hereby confirms the JOA as to its twelve (12%) working interest and Ridgewood shall be deemed a party thereto with all the corresponding rights and obligation, subject to the provisions of this Agreement. The JOA shall be considered the effective operating agreement replacing and superceding all other operating agreements in effect as of the Effective Date and covering the Contract Area and the Leases or any portion thereof. The Parties along with other parties to the JOA may, by agreement amongst them, amend the JOA from time to time. The Parties agree that all provisions of the JOA shall apply to all operations conducted after the Effective Date within the Contract Area (including, but not limited to, AFE operations), except as otherwise provided in this Agreement.

     4.2 If necessary, Ridgewood shall execute and deliver to Kerr-McGee a "Designation of Operator" form (Minerals Management Service ["MMS"] Form 1123) designating Kerr-McGee as the operator of the Leases and Ridgewood shall execute and deliver to KMG "Designation of Applicant form (Minerals Management Service ["MMS"] Form 1017) naming KMG as Designated Applicant for certification of oil spill financial responsibility in accordance with the Oil Pollution Act of 1990 and 30 CFR 253, along with any other documents required to allow Kerr-McGee to serve as operator of the Leases and, if created, the Unit.

     4.3 Kerr-McGee shall provide Ridgewood, free of cost, with any and all raw well data and information obtained and/or results of analyses performed through the conduct of the drilling of any wells by Kerr-McGee on the Contract Area in which Ridgewood is a participant, as further provided for in Exhibit "D", and any additional data and/or information that Ridgewood may become entitled to pursuant to the terms of the JOA or Unit operating agreement, as applicable. All data delivered to Ridgewood as provided in this Section 4.3 shall be delivered to Ridgewood pursuant to the JOA or Unit operating agreement, as applicable.

     4.4 The Parties acknowledge that Kerr-McGee, as Operator of the Leases and under the JOA or Unit operating agreement, as applicable, will classify the IEW as a "tight hole". As such, certain information customarily disclosed at weekly Offshore Oil Scout meetings as provided for in the JOA or Unit operating agreement, as applicable, may be withheld, at Kerr-McGee's sole discretion, including, but not limited to, information regarding the proposed and actual bottomhole locations for the IEW.


Atlas Prospect                         4
Participation Agreement
Kerr-McGee / Ridgewood

     4.5 Notwithstanding the fact that Ridgewood will not have earned its full interest in the Leases upon the execution of this Agreement, as between Ridgewood and Kerr-McGee, from and after the execution of this Agreement, subject to Article III of this Agreement, Ridgewood shall be entitled to all of the rights and subject to all the burdens as identified on Exhibit "A" hereto, as if it had earned its 12% interest in the Leases.


                                    ARTICLE V
                                    ---------
                             EARNING AND ASSIGNMENT
                             ----------------------


     5.1 Subject to Ridgewood fulfilling its payment obligations as set forth in Section 3.1 and otherwise complying with terms and provisions in this Agreement, Ridgewood will have earned and Kerr-McGee shall execute and deliver or cause to be executed and delivered to Ridgewood an assignment of an undivided twelve percent (12%) of 8/8ths record title interest (which shall include the corresponding working interest) in the Leases included within the Contract Area, on the first occurrence of any of the events as follows:

          a. the IEW is drilled to Objective Depth or as agreed to by the Parties; or

          b. the IEW is drilled shallower than its Objective Depth, no additional operations are conducted on the IEW, no substitute well is drilled and at least seventy-five percent (75%) of the total amount of the AFE is expended; or

          c. the IEW is abandoned before reaching Objective Depth and prior to drilling costs reaching seventy-five percent (75%) of the total amount of the AFE, a substitute well is proposed and commenced pursuant to the JOA (or Unit operating agreement, as applicable), Ridgewood agrees to participate therein, and the cumulative costs of the IEW and its substitute well equal or exceed seventy-five percent (75%) of the total amount of the AFE for the IEW.

The interest assigned shall be free and clear of all mortgages, liens, royalties, overriding royalties, production payments, contracts or other burdens and/or encumbrances on production, save and except the lessor's royalty, the JOA or Unit operating agreement, as applicable, and overriding royalty interests described in Exhibit A.

In the event the IEW is abandoned before reaching Objective Depth prior to the time the drilling costs have reached seventy-five percent (75%) of the total amount of the AFE, and a substitute well is not commenced while the rig is on the Contract Area, Ridgewood will nevertheless be entitled to receive an assignment upon request covering an undivided twelve percent (12%) of 8/8ths record title interest (which shall include the corresponding working interest) in the Contract Area limited only to those depths from surface of the earth (sea level) down to the deeper of (i) the statigraphic equivalent of the base of any hydrocarbon bearing reservoir penetrated by the drill bit or (ii) 100 feet below the stratigraphic equivalent of the depth at which drill operations were discontinued.

In the event Ridgewood earns an assignment of interest to less than all depths as provided in the immediately preceding paragraph, Ridgewood shall have the option to earn a twelve percent (12%) interest in all depths below those depths which Ridgewood previously earned as provided in the immediately preceding paragraph of this Section 5.1 by participating (pursuant to the JOA or Unit


Atlas Prospect                         5
Participation Agreement
Kerr-McGee / Ridgewood
operating agreement, as applicable) in any subsequently proposed deeper drilling operations on the Leases as if any such subsequent well were a substitute well under this Agreement.

     5.2 The assignments of interest to Ridgewood, as provided in Section 5.1, are to be made on a mutually acceptable form and Kerr-McGee will use best efforts to have the assignments executed and delivered within thirty (30) days after the event by which Ridgewood earns such assignment. The form of assignment into Ridgewood shall be substantially the same as the form of Assignment attached hereto as Exhibit "E". Notwithstanding the form of assignment to Ridgewood, Ridgewood shall bear its proportionate twelve percent (12%) share of the Lease royalty and its proportionate 12% share of the overriding royalty burdens on the Leases, such overriding royalty interest burdens being more fully described on Exhibit "A" attached hereto.

     5.3 Any assignment(s) of record title interest and/or operating rights delivered by the Parties pursuant to this Agreement shall be delivered without warranty of title, whether express or implied, except as to persons lawfully claiming by, through or under the assignor, but not otherwise, and shall be free and clear of all burdens or other encumbrances on the leasehold, except for the assignor's share of (a) the lessor's royalty and (b) those existing burdens as set forth in Exhibit "A" attached hereto. Further, any such assignment(s) delivered by the Parties pursuant to this Agreement shall specifically and expressly be subject to the terms and conditions of this Agreement and the JOA or Unit operating agreement, as applicable. The agreement by the assigning Party's third party assignee to assume all relevant obligation hereunder shall be considered a condition precedent to the non-assigning Party's approval of the assignment. However, any assignment to a third party shall not relieve the assigning Party of the liabilities and obligations under this Agreement and the non-assigning Party shall look to the assigning Party and the assigning Party shall be primarily responsible and liable for satisfaction of any and all liabilities and obligations under this Agreement.

     5.4 The assignment(s) of record title interest and/or operating rights executed pursuant to this Agreement require approval by the MMS. The assignee under any assignment(s) of record title interest executed pursuant to this Agreement shall promptly (i) file of record any assignment of record title interest in the appropriate governmental records and (ii) file for approval with the MMS (or other applicable governmental agencies) all assignment documents for the assigned interest. Should approval of the MMS (or any other similar governmental agency having jurisdiction) be denied, the Party receiving notice of such denial agrees to provide the other Party with written notice of such occurrence, along with a copy of all associated written communications, and the Parties agree to develop a revised form of assignment in an effort to meet the MMS' or other appropriate agency's requirements for approval. In the alternative, each Party shall execute and deliver, or cause to be executed and delivered, such other documents and take such other actions as a Party may reasonably request in an effort to comply with any such approval requirements.

     5.5 Either Party's rights and obligations hereunder may be assigned to a willing and financially able party subject to the terms and conditions of this Agreement and the JOA or Unit operating agreement, as applicable.

     5.6 The Parties hereby waive any preferential rights to purchase they may be entitled to in the Contract Area prior to the spudding of the IEW. Kerr-McGee represents that, to the best of its knowledge, the interests provided to be


Atlas Prospect                         6
Participation Agreement
Kerr-McGee / Ridgewood
earned by Ridgewood under the provisions of this Agreement are not, and during the term of this Agreement shall not be, subject to any (a) approval or consent of a third party or (b) any preferential rights to purchase, preemptive rights or other similar rights in favor of any third party.

     5.7 This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors, representatives and assigns and shall constitute a covenant running with the Leases comprising the Contract Area.


                                   ARTICLE VI
                                   ----------
                                 APPLICABLE LAW
                                 --------------

     6.1 THIS AGREEMENT AND ALL OPERATIONS CONDUCTED HEREUNDER BY THE PARTIES SHALL BE SUBJECT TO ALL VALID APPLICABLE LAWS, RULES, REGULATIONS AND ORDERS, INCLUDING ALL FEDERAL LAWS, RULES, REGULATIONS AND ORDERS ("FEDERAL LAW"). TO THE EXTENT REQUIRED BY FEDERAL LAW, THE LAWS OF THE STATE ADJACENT TO THE CONTRACT AREA SHALL APPLY. THIS AGREEMENT SHALL OTHERWISE BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS, EXCLUSIVE OF ANY PROVISIONS THAT WOULD DIRECT THE APPLICATION OF THE SUBSTANTIVE LAW OF ANY OTHER JURISDICTION.


                                   ARTICLE VII
                                   -----------
                                     NOTICES
                                     -------

     7.1 Any notices, communications, or documents that either of the Parties desire to give to the other Party or that may be required to be delivered to the other Party pursuant to this Agreement shall be in writing and sent via telecopy, delivered in person, by first class mail, postage paid or sent by certified mail, postage prepaid, return receipt requested, addressed to the Parties at the following respective addresses stated for each:

                    Kerr-McGee Oil & Gas Corporation
                    16666 Northchase Drive
                    Houston, Texas 77060
                    Attention: Director, Gulf of Mexico-Land
                    Telephone: (281)673-6017
                    Facsimile: (281)673-5673

                    Ridgewood Energy Corporation
                    11700 Old Katy Road, Suite 280
                    Houston, Texas 77079
                    Attention: Randy Bennett
                    Telephone: (281) 293-9384
                    Facsimile  (281) 293-7391


Atlas Prospect                         7
Participation Agreement
Kerr-McGee / Ridgewood

For purposes hereof, if facsimile or personal delivery is not possible, refusal by any Party hereto to accept correspondence sent by certified mail or two (2) unsuccessful attempts by the U.S. Postal Service to serve any communication sent by certified mail shall be deemed receipt of such correspondence. Any notice delivered on Saturday, Sunday, a legal holiday or after 4:15 p.m. on any other day, in the office of the recipient, shall be deemed to have been delivered on the business day next following the date of actual receipt. Either Party may change its address for notices by written notice to the other of them in accordance with this Section 7.1.


                                  ARTICLE VIII
                                  ------------
                                      TERM
                                      ----

     8.1 The term of this Agreement shall commence on the Effective Date, and shall terminate upon the earliest of: (i) the assignment of interests in the Leases per Article V, hereof, or (ii) the expiration of the JOA or Unit operating agreement, as applicable, or (iii) by the mutual agreement of the Parties. Notwithstanding termination of this Agreement, rights and obligations of the Parties that shall have accrued prior to such termination shall not be diminished or impaired.


                                   ARTICLE IX
                                   ----------
                                     RENTALS
                                     -------

     9.1 Kerr-McGee shall make all rental payments on behalf of the Parties for the Contract Area during the term of this Agreement. Kerr-McGee shall use reasonable care to make proper and timely payment of all rentals accruing under the terms of the Lease(s) in the Contract Area. Upon receipt by Ridgewood of proper evidence of any such payments and Kerr-McGee's invoice for Ridgewood's twelve percent (12%) interest share of such rental payments accruing from and after the Effective Date, Ridgewood shall reimburse Kerr-McGee for its twelve percent (12%) interest share of such rentals. In the event Kerr-McGee fails to make proper payment of any rental accruing under the terms of the Lease(s) where such payment is required to continue the Lease(s) in force, Kerr-McGee shall not be liable to Ridgewood for any resulting damages or any loss which results from such non-payment, unless such non-payment results from Kerr-McGee's gross negligence or willful misconduct. After the execution and delivery of the assignments referenced in Article V, the applicable terms in the JOA or Unit operating agreement, as applicable, shall control as to the payment of rentals. Notwithstanding the foregoing, Kerr-McGee shall exercise reasonable commercial diligence to maintain the Leases in force and effect and not allow a lien or encumbrance to be placed against any of the Leases during the term of this Agreement. Kerr-McGee shall promptly notify Ridgewood if Kerr-McGee acquires knowledge or receives notice that either of the conditions of the preceding sentence has not been satisfied.


                                    ARTICLE X
                                    ---------
                                PSDM SEISMIC DATA
                                -----------------


Atlas Prospect                         8
Participation Agreement
Kerr-McGee / Ridgewood

     10.1 Within fifteen days of written verification from CGG that Ridgewood holds a license or other authorization from the licensor or owner of the appropriate 3D seismic data, Kerr-McGee agrees to use good faith efforts to enter into a mutually acceptable data use agreement with Ridgewood under which Kerr-McGee shall make available to Ridgewood Kerr-McGee's proprietary PSDM data applicable to the Leases (and any adjacent leases) so that Ridgewood and Kerr-McGee may be able more effectively to align and coordinate their respective strategies to further explore and, if applicable, appraise and develop the Contract Area. Such data shall be provided at no cost to Ridgewood, other than the customary copy and handling charges.


                                   ARTICLE XI
                                   ----------
                                  CONTRIBUTIONS
                                  -------------

     11.1 If either of the Parties secures in its favor a farmin agreement, option agreement, contribution agreement or other agreement from a third party (other than Devon Energy Corporation and its affiliates) covering one or more leases in the vicinity of the Contract Area which is in support of drilling the IEW, the acquiring Party shall promptly notify the other Party and shall offer an interest in such support agreement to the other Party in accordance with the provisions of the JOA or Unit operating agreement, as applicable.


                                   ARTICLE XII
                                   -----------
                            MISCELLANEOUS PROVISIONS
                            ------------------------

     12.1 This Agreement together with the instruments referred to herein and the Exhibits attached hereto, embody the entire agreement between the Parties with regard to the subject matter hereof, and supersede all other prior agreements, arrangements, understandings, negotiations and discussions, whether oral or written between the Parties relating to the subject matter hereof, including the Letter of Intent dated May 17, 2006 and that certain Confidentiality Agreement dated May 10, 2006 between Kerr-McGee and Ridgewood and there are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof except as specifically set forth in this Agreement or in subsequent documents delivered pursuant thereto. This Agreement may be supplemented, altered, amended, modified or revoked only in writing, signed by all Parties hereto.

     12.2 Except for the definition headings contained in Article I, all of the captions, numbering sequences and paragraph headings used in this Agreement are inserted for convenience only and shall in no way define, limit or describe the scope or intent of this Agreement or any part thereof, nor shall they have any legal effect other than to aid in a reasonable interpretation of this Agreement.

     12.3 Each Party has had the benefit of independent representation with respect to the subject matter of this Agreement. This Agreement, though drawn by one Party, shall be considered for all purposes as prepared through the joint efforts of the Parties, and shall not be construed against one Party or the other as a result of the preparation, submittal or other events of negotiation, drafting or execution hereof.


Atlas Prospect                         9
Participation Agreement
Kerr-McGee / Ridgewood

     12.4 Each of the Exhibits attached to this Agreement are incorporated into this Agreement by reference as fully as if the text of each Exhibit were set forth within the body of this Agreement.

     12.5 In the event of any conflicts or inconsistencies between the provisions contained in the body of this Agreement, on the one hand, and the Exhibits to this Agreement and any other agreement, including any agreement referenced herein to be executed by the Parties hereafter (including the JOA and/or Unit operating agreement), on the other, the provisions of the body of this Agreement shall control to the extent of such conflict or inconsistency until such time as this Agreement is terminated.

     12.6 The Parties agree that prior to making any public announcement or statement with respect to the transactions or operations contemplated by this Agreement, the Party desiring to make such public announcement shall obtain the prior written approval of the other Party of the text of such announcement or statement, which approval shall not be unreasonably withheld; provided, however, that any Party shall have the right, for any reason, to deny approval in the event the announcement or statement specifically names or otherwise identifies the other Party. Nothing contained in this Section 12.6 shall be construed to require any Party to obtain approval to disclose information to any State or Federal governmental authority or agency, to the extent required by applicable law or by any applicable rules, regulations or orders of any governmental authority or agency having jurisdiction, or as necessary to comply with any disclosure requirements of applicable securities laws or any applicable stock exchanges, or if otherwise permitted under the terms of the JOA or Unit operating agreement, as applicable.

     12.7 This Agreement may be executed by signing the original or a counterpart hereof. If this Agreement is executed in multiple counterparts, each counterpart shall be deemed an original and all of which when taken together shall constitute but one and the same Agreement with the same effect as if all Parties had signed the same instrument. This Agreement may also be ratified by separate instrument referring to this Agreement and adopting by reference all the provisions of this Agreement. A ratification shall have the same effect as an execution of the original Agreement.

     12.8 This Agreement is subject to the arbitration provisions of the JOA or Unit operating agreement, as applicable.

     12.9 If any provision of this Agreement is for any reason held to violate any applicable law, governmental rule or regulation, or if the provision is held to be unenforceable or unconscionable, then such provision shall be deemed null and void; but the invalidity of that specific provision shall not be held to invalidate the remaining provisions of this Agreement. All other provisions in the entirety of this Agreement (including all Exhibits) shall remain in full force and effect unless the removal of the invalid provision destroys the legitimate purposes of this Agreement, in which event this Agreement shall be canceled and terminated. In the event any provision of this Agreement is or shall become unenforceable because of changes in applicable laws, or interpretations thereof, or should this Agreement fail to include a provision that is required as a matter of law, the validity of the other provisions of this Agreement shall not be affected. If those circumstances should arise, the Parties shall negotiate in good faith the required modifications to this Agreement to place themselves in the same position (insofar as possible), as


Atlas Prospect                        10
Participation Agreement
Kerr-McGee / Ridgewood
they would have been in but for the change in applicable laws or interpretations thereof If they cannot agree, the matter shall be submitted to arbitration.

     12.10 This Agreement does not benefit or create any rights in any person or entity not a party to this Agreement. It is expressly agreed that the duties, obligations and liabilities of the Parties are several and not joint or collective, and each shall be responsible for its own obligations; furthermore, nothing contained herein shall be construed to create or impose a partnership duty, obligation or liability on any of the Parties. Notwithstanding the foregoing, the Tax Partnership Agreement set forth in Exhibit "F" shall be effective between the Parties as of the Effective Date. Further, each Party represents that upon execution of this Agreement it has secured all necessary management approvals or other corporate approvals necessary to make this Agreement a fully binding contract.

     12.11 Waiver: No waiver by either Party of any default by the other Party in the performance of any provision, condition or requirement herein shall be deemed to be a waiver of or in any manner a release of the other Party from, performance of any other provision, condition or requirement herein, nor deemed to be a waiver of or in any manner a release of the other Party from, future performance of the same provision, condition or requirement; nor shall any delay or omission of either Party to exercise any right hereunder in any manner impair the exercise of any such right or any like right accruing to it thereafter.

     12.12 Indemnification: Kerr-McGee agrees to fully defend, indemnify and hold harmless Ridgewood from and against any liabilities, costs and claims (including but not limited to court costs and reasonable attorney's fees) arising out of or in connection with the Atlas Prospect Leases or operations on the Leases prior to commencement of any activities associated with the drilling operations of the IEW without regard to actual or alleged negligence (whether sole, joint or concurrent), fault or strict liability of any party. This indemnification shall terminate immediately upon the commencement of such operations but shall continue to govern claims filed with in two (2) years of the Effective Date of this Agreement so long as those claims arise out of activities conducted before the commencement of such operations.


EXECUTED as of the dates shown below, but effective for all purposes as of the Effective Date.

WITNESSES:                             Kerr-McGee Oil & Gas Corporation

____________________                   By: ________________________________
                                       Name: Jim W. Bryan
____________________                        -------------------------------
                                       Title: Attorney-in-Fact
                                              -----------------------------
                                       Date: ______________________________



Atlas Prospect                        11
Participation Agreement
Kerr-McGee / Ridgewood

WITNESSES:                                       Ridgewood Energy Corporation

____________________                   By ________________________________

____________________                   Name: _____________________________

                                       Title: ____________________________

                                       Date: _____________________________




Execution page to Participation Agreement by and between Kerr-McGee Oil & Gas Corporation ("KerrMcGee") and Ridgewood Energy Corporation ("Ridgewood").




Atlas Prospect                        12
Participation Agreement
Kerr-McGee I Ridgewood

                                    EXHIBIT A
                                    ---------
       Attached to and made a part of that certain Participation Agreement entered into and made effective ______________, 2007 by and between
        Kerr-McGee Oil & Gas Corporation and Ridgewood Energy Corporation

                        CONTRACT AREA LEASES AND BURDENS

(1) OCS-G 18644: Oil and Gas Lease between the United States of America and The Louisiana Land and Exploration Company, Sun Operating Limited Partnership and Statoil Exploration (US) Inc. effective August 1, 1997, covering all of Block 111, Walker Ridge, OCS Official Protraction Diagram, NG 15 6, containing approximately 5,760 acres, more or less.

          Burdens- 2.00% Overriding Royalty to The Louisiana Land and Exploration Company
                    1.00% Overriding Royalty to Devon Energy Production Company, L.P.

(2) OCS-G 18645: Oil and Gas Lease between the United States of America and The Louisiana Land and Exploration Company, Sun Operating Limited Partnership and Statoil Exploration (US) Inc. effective August 1, 1997, covering all of Block 112, Walker Ridge, OCS Official Protraction Diagram, NG 15 6, containing approximately 5,760 acres, more or less.

          Burdens- 2.00% Overriding Royalty to The Louisiana Land and Exploration Company
                    1.00% Overriding Royalty to Devon Energy Production Company, L.P.

(3) OCS-G 18649: Oil and Gas Lease between the United States of America and The Louisiana Land and Exploration Company, Sun Operating Limited Partnership and Statoil Exploration (US) Inc. effective August 1, 1997, covering all of Block 155, Walker Ridge, OCS Official Protraction Diagram, NG 15 6, containing approximately 5,760 acres, more or less.

          Burdens- 2.00% Overriding Royalty to The Louisiana Land and Exploration Company
                    1.00% Overriding Royalty to Devon Energy Production Company, L.P.

(4) OCS-G 18650: Oil and Gas Lease between the United States of America and The Louisiana Land and Exploration Company, Sun Operating Limited Partnership and Statoil Exploration (US) Inc. effective August 1, 1997, covering all of Block 156, Walker Ridge, OCS Official Protraction Diagram, NG 15 6, containing approximately 5,760 acres, more or less.

          Burdens- 2.00% Overriding Royalty to The Louisiana Land and Exploration Company
                    1.00% Overriding Royalty to Devon Energy Production Company, L.P.

(5) OCS-G 25237: Oil and Gas Lease between the United States of America and Ocean Energy, Inc. and Kerr-McGee Oil and Gas Corporation effective June 1, 2003, covering all of Block 199, Walker Ridge, OCS Official Protraction Diagram, NG 15-6, containing approximately 5,760 acres, more or less.

          Burdens- 1.00% Overriding Royalty to Devon Energy Production Company, L.P.

(6) OCS-G 21855: Oil and Gas Lease between the United States of America and Kerr-McGee Oil and Gas Corporation effective June 1, 2000, covering all of Block 200, Walker Ridge, OCS Official Protraction Diagram, NG 15-6, containing approximately 5,760 acres, more or less.

          Burdens- 1.00% Overriding Royalty to Devon Energy Production Company, L.P.


Atlas Prospect
Participation Agreement
Kerr-McGee / Ridgewood

                                  Exhibit "B-1"
                            AUTHORITY FOR EXPENDITURE
                            -------------------------
                               OCS-G 18649 #1 WELL
                               -------------------
       Attached to and made a part of that certain Participation Agreement entered into and made effective _______________________, 2007 by and between Kerr-McGee Oil & Gas Corporation and Ridgewood Energy Corporation




This Exhibit "B- I" consists of Well Cost Estimate Sheet ("AFE") for Kerr-McGee Oil & Gas Corporation Walker Ridge Block 155 OCS-G 18649 Well No. 1 - Atlas Prospect.








Atlas Prospect
Participation Agreement
Kerr-McGee / Ridgewood

                                  Exhibit "B-2"
                          WELL PLAN FOR OCS-G 18649 #1
                          ----------------------------
       Attached to and made a part of that certain Participation Agreement entered into and made effective _______________, 2007 by and between
        Kerr-McGee Oil & Gas Corporation and Ridgewood Energy Corporation



This Exhibit "B-2" consists of the following concerning the Kerr-McGee Oil & Gas Corporation Walker Ridge Block 155 OCS-G 18649 Well No. 1 - Atlas Prospect.

     o    Wellbore schematic
     o    Walker Ridge Block 155 Well No. 1 - Atlas depth versus days chart
     o    Walker Ridge Block 155 Well No. 1 - Atlas depth versus cost chart
     o    PPGE
     o    WR 155 #1 Sperry Directionals

                                   Exhibit "C"
 Attached to and made a part of that certain Participation Agreement effective
     ____________, 2007 by and between Kerr-McGee Oil & Gas Corporation and
                          Ridgewood Energy Corporation

                            JOINT OPERATING AGREEMENT
                            -------------------------

                                   Exhibit "D"
 Attached to and made a part of that certain Participation Agreement effective
     ____________, 2007 by and between Kerr-McGee Oil & Gas Corporation and
                          Ridgewood Energy Corporation

             GEOLOGIC AND DATA INFORMATION REQUIREMENTS OF RIDGEWOOD
             -------------------------------------------------------

                                   Exhibit "E"
 Attached to and made a part of that certain Participation Agreement effective
     ____________, 2007 by and between Kerr-McGee Oil & Gas Corporation and
                          Ridgewood Energy Corporation
                                                                  ***Block #***]
                                                                    OCS-G_______

                                    (FORM OF)
                       ASSIGNMENT OF RECORD TITLE INTEREST
                       -----------------------------------



UNITED STATES OF AMERICA   ss.
OUTER CONTINENTAL SHELF    ss.
OFFSHORE                   ss.


     For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and in consideration of the covenants and agreements of Assignee herein contained, and subject to the terms and conditions hereinafter set forth, Kerr-McGee Oil & Gas Corporation, a Delaware corporation, whose address is 16666 Northchase, Houston, Texas 77060 ("Assignor"), hereby sells, transfers, assigns, conveys and delivers unto and Ridgewood Energy Corporation, whose address is 11700 Old Katy Road Suite 280, Houston, Texas 77079 ("Assignee"), effective as of _, at 7:00 a.m., local time where the Lease is located the "Effective Time"), _____ percent of eight-eighths ( _______________ % of 8/8ths) record title interest in and to the following oil and gas lease (the "Assigned Interest" ):

     Serial Number OCS-G ________________: Oil and Gas Lease of Submerged Lands under the Outer Continental Shelf Lands Act dated effective
     ______________________________________, issued by the United States of
     America, as lessor, to _____________________, as lessee, covering all of Block __, Walker Ridge, OCS Official Protraction Diagram, NG 15-06, containing approximately 5,760.00 acres, more or less (the "Lease")

     TO HAVE AND TO HOLD the Assigned Interest unto Assignee, its successors and assigns forever.

     This Assignment of Record Title Interest is made free and clear of all burdens and encumbrances on the Lease, except for the lessor's royalty and those existing burdens and encumbrances set forth in Exhibit "A" attached hereto in existence as of the Effective Time and is delivered and accepted without any warranty of title, express or implied, except as to persons lawfully claiming by, through or under Assignor, but not otherwise, or other representations or warranties. Assignee shall have the rights of full substitution and subrogation in and to any and all rights and actions of warranty which the Assignor has or may have against all preceding owners of the Assigned Interest.

     Assignee hereby accepts this Assignment of Record Title Interest subject thereto and hereby assumes and agrees to fully discharge, comply with and perform its share of all duties, liabilities, obligations, both express and implied, imposed on the lessee the Lease and to comply with all applicable state, federal and local laws and the rules and regulations of all state and federal regulatory, and administrative bodies having jurisdiction over the Lease premises or operations for and the production of oil and gas therefrom.

     This Assignment of Record Title Interest is subject to that certain Participation Agreement dated effective January _____, 2007 by and between Assignor and Assignee and that certain Unit Operating Agreement dated effective January _____, 2007 by and between Assignor and Assignee.

     This Assignment of Record Title Interest is subject to the approval of the Minerals Management Service of the United Stat Department of the Interior and/or any other governmental department or agency having jurisdiction, which approval(s) Assignee shy earnestly seek to secure by promptly filing this Assignment of Record Title Interest with the appropriate offices of same.

     The provisions hereof shall bind and inure to the benefit of Assignee and Assignor and their respective affiliates, heirs devisees, legal representatives, successors and assigns.

     EXECUTED this ___________day of ______________, 2007, but effective as of the above-stated Effective Time.

WITNESSES:                             ASSIGNOR:

                                       Kerr-McGee Oil & Gas Corporation

___________________________            By: __________________________
                                       Name: ________________________
___________________________            Title: _______________________



WITNESSESS:                            ASSIGNEE:

                                       Ridgewood Energy Corporation


___________________________            By: __________________________
                                       Name: ________________________
___________________________            Title: _______________________






STATE OF TEXAS      ss.
COUNTY OF HARRIS    ss.

On this ___ day of __, 2007, before me appeared          to me personally known,
who, being by me duly sworn, did say that he is the of Kerr Mc-Gee Oil & Gas
Corporation, a ___________ corporation, and that the         said instrument was
signed on behalf of said corporation by authority of its Board of Directors and appearer herein acknowledged said instrument to be the free act and deed of said corporation.

     GIVEN under my hand and seal of office the day and year last above written.



                                        NOTARY PUBLIC in and for the aforesaid
                                        County and State
--------------------------------------------------------
State Notarial No.
-------------------------------
My Commission expires
-------------------------------


STATE OF TEXAS      ss.
COUNTY OF HARRIS    ss.

On this ___ day of __, 2007, before me appeared          to me personally known,
who, being by me duly sworn, did say that he is the          of Ridgewood Energy
Corporation, a_____________ corporation, and that the said instrument was signed on behalf of said corporation by authority of its Board of Directors and appearer herein acknowledged said instrument to be the free act and deed of said corporation.

     GIVEN under my hand and seal of office the day and year last above written.







                                        NOTARY PUBLIC in and for the aforesaid
                                        County and State
--------------------------------------------------------
State Notarial No.
-------------------------------
My Commission expires
-------------------------------

                                   EXHIBIT "F"

            Attached to and made a part of that certain Participation
               Agreement dated ____________, ____, by and between
                        Kerr-McGee Oil & Gas Corporation
                                       and
                          Ridgewood Energy Corporation

                           TAX PARTNERSHIP PROVISIONS
                   RELATIONSHIP OF PARTIES AND TAX PROVISIONS

1.   GENERAL PROVISIONS

     1.1 Designation of Documents. This exhibit is referred to in, and is part of that Agreement identified above and, if so provided, a part of any agreement to which the Agreement is an exhibit. Such agreement(s) (including all exhibits thereto, other than this exhibit) shall be hereinafter referred to as the "Agreement"; and this exhibit is hereinafter referred to as the "Exhibit." Except as may be otherwise provided in this Exhibit, terms defined and used in the Agreement shall have the same meaning when used herein.

     1.2 Relationship of the Parties. The parties to this Agreement shall be hereinafter referred to as "Party" or collectively as "Parties." The Parties understand and agree that the arrangement and undertakings evidenced by the Agreement result in a partnership for purposes of Federal income taxation and certain State income tax laws which incorporate or follow Federal income tax principles as to tax partnerships. Such partnership for tax purposes is hereinafter referred to as the "Partnership." For every other purpose of the Agreement the Parties understand and agree that: (i) their legal relationship to each other under applicable State law with respect to all property subject to the Agreement is one of tenants in common, or undivided interest owners, or lessee(s)sublessee(s), and not a partnership and that legal and beneficial title to oil and gas property interests and other assets subject to the provisions hereof shall at all times be in each of the Parties as otherwise provided in the Agreement; (ii) that the liabilities of the Parties shall be several and not joint or collective; (iii) that each Party shall be responsible solely for its obligations; and (iv) the Parties shall account to one another for tax purposes only as provided hereinbelow.

     1.3 Priority of Provisions of this Exhibit. If there is a conflict or inconsistency, whether direct or indirect, actual or apparent, between the terms and conditions of this Exhibit and the terms and conditions of the Agreement, or any other exhibit or any part thereof the terms and conditions of this Exhibit shall govern and control.

     1.4  Survivorship

          1.4.1 Any termination of the Agreement shall not affect the continuing application of the Partnership provisions for termination and liquidation.

          1.4.2 Any termination of the Agreement shall not affect the continuing application of the Partnership, provisions for the resolution of all matters regarding Federal and State income reporting.

          1.4.3 These Partnership provisions shall inure to the benefit of, and be binding upon, the Parties hereto and their successors and assigns.

     1.5 Term. The effective date of the Partnership shall be the effective date of the Agreement. The Partnership shall continue in full force and effect from and after such date, until termination and liquidation.

2.   INCOME TAX COMPLIANCE AND CAPITAL ACCOUNTS

     2.1 Tax Returns. The Tax Matters Partner ("TMP"), as designated in ss. 3.1, shall prepare and file all required Federal and State partnership income tax returns. In preparing such returns the TMP shall use its best efforts and in doing so shall incur no liability to any other Party. Not less than thirty (30) days prior to the return due date (including extensions) the TMP shall submit to each Party for review a copy of the return as proposed.

     2.2 Fair Market Value Capital Accounts. The TMP shall establish and maintain for each Party fair market value ("FMV") capital accounts and tax basis capital accounts. Upon request, the TMP shall submit to each Party along with a copy of any proposed partnership income tax return an accounting of such Party's FMV capital accounts as of the end of the return period.

     2.3 Information Requests. Each Party agrees to furnish to the TMP not later than sixty (60) days before the return due date (including extensions) such information relating to the operations conducted under this Agreement as may be required for the proper preparation of such returns and capital accounts.

3.   TAX MATTERS PARTNER

     3.1 Tax Matters Partner. Kerr-McGee Oil & Gas Corporation is designated TMP as defined in Internal Revenue Code (the "Code") ss.6231(a)(7). In the event of any change in the TMP, the Party serving as TMP at the beginning of a given taxable year shall continue as TMP with respect to all matters concerning such year. The TMP and other Parties shall use their best efforts to comply with responsibilities outlined in this Section and Code ss.ss.6222 through 6233 and 6050K (and the Treasury Regulations thereunder) and in doing so shall incur no liability to any other Party. Notwithstanding the TMP's obligation to use its best efforts in the fulfillment of its responsibilities, the TMP shall not be required to incur any expenses for the preparation for, or pursuance of administrative or judicial proceedings, unless the Parties agree on a method for sharing such expenses.

     3.2 Information Request by the TMP. The Parties shall furnish the TMP, within two weeks from the receipt of the request, the information (including information specified in Code ss.ss.6230(e) on partner identification and 6050K for transfers of partnership interests) the TMP may reasonably request to comply with the requirements of or furnish information to the Internal Revenue Service.

     3.3  TMP Agreements with IRS

          3.3.1 The TMP shall not agree to any extension of the statute of limitations for making assessments on behalf of the Partnership without first obtaining the written consent of all Parties. The TMP shall not bind any other Party to a settlement agreement in tax audits without obtaining the written concurrence of any such Party.

          3.3.2 Any other Party who enters in a settlement agreement with the Secretary of the Treasury with respect to any partnership items, as defined in Code ss.6231(a)(3), shall notify the other Parties of the terms within ninety (90) days from the date of such settlement.

     3.4 Inconsistent Treatment of Partnership Items. If any Party intends to file a notice of inconsistent treatment under Code ss.6222(b), such Party shall, prior to the fling of such notice, notify the TMP of the (actual or potential) inconsistency of the Party's intended treatment of partnership item with the treatment of that item by the Partnership. Within one week of receipt the TMP shall remit copies of such notification to the other
     Parties: If any inconsistency notice is filed solely because a Party has not received a Schedule K-1 in time for the fling of its income tax return, the TMP need not be notified.

     3.5 Request for Administrative Adjustment. No Party shall file pursuant to Code ss.6227 a request for an administrative adjustment of partnership items without first notifying all other parties. If all other Parties agree with the requested adjustment, the TMP shall file the request on behalf of the Partnership. If unanimous consent is not obtained within thirty (30) days from such notice, or within the period required to timely file the request, if shorter, any Party, including the TMP, may file a request for administrative adjustment on its own behalf.

     3.6 Judicial Proceedings. Any Party intending to file a petition under Code ss.ss. 6226, 6228 or any other Code section with respect to any partnership item or other tax matters involving the Partnership, shall notify the other Parties prior to such fling of the nature of the contemplated proceeding. In the case where the TMP is the Party intending


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     to file such petition, such notice shall be given within a reasonable time to allow the other Parties to participate in the choice of the forum for such petition. If the Parties do not agree on the appropriate forum, then the forum shall be chosen by majority vote. Each Party shall have a vote in accordance with its percentage interest in the Partnership for the year under audit. If a majority cannot agree, the TMP shall choose the forum. If a Party intends to seek review of any court decision rendered as a result of such proceeding, the Party shall notify the other Parties prior to seeking such review.

4.   TAX AND FMV CAPITAL ACCOUNT ELECTIONS

     4.1 General Elections. For both income tax return and capital account purposes, the Partnership shall elect:

          (a) to deduct currently intangible drilling and development costs ("IDC");

          (b) to use the maximum allowable accelerated tax method and the shortest permissible tax life for depreciation;

          (c) to use the accrual method of accounting; (d) to report income on a calendar year basis;

     if checked below:

     [ ] (e) to account for dispositions of depreciable assets under the general asset method to the extent permitted by Code ss.168(i)(4);

     [ ] (f) under Code ss.754 to adjust the basis of partnership property, with the adjustments provided in Code ss.734 for a distribution of property and in Code ss.743 for a transfer of a partnership interest. In the case of distribution of property the TMP shall adjust all tax basis capital accounts. In the case of a transfer of a partnership interest the acquiring party(ies) shall establish and maintain its (their) tax basis capital account(s).

     4.2 Depletion. Solely for FMV capital account purposes, depletion shall be calculated by using simulated percentage depletion within the meaning of Treas. Reg. ss.1.704-1(b)(2)iv)(k)(2). For purposes of a simulated percentage depletion calculation the depletion rate shall be the rate specified in Code ss.613A(c)(1).

     4.3 Election Out Under Code ss.761(a). The TMP shall notify all Parties of an intended election to be excluded from the application of Subchapter K of Chapter 1 of the Code not later than sixty (60) days prior to the filing date or the due date (including extensions) for the Federal partnership income tax return, whichever comes earlier. Any Party that does not consent must provide the TMP with written objection within thirty (30) days of such notice.

     4.4 Other Tax or FMV Capital Account Elections or Consents. Any election other than those referenced above must be approved by the affirmative vote of the Party or Parties owning a Majority Working Interest based upon post-Payout ownership.

5.   CAPITAL CONTRIBUTIONS AND FMV CAPITAL ACCOUNTS

     5.1 Capital Contributions. The respective capital contributions of each Party to the Partnership shall be deemed to be (a) each Party's interest in the oil and gas lease(s), including all associated lease and well equipment, committed to the Partnership, and (b) all amounts of money paid by each Party in connection with the acquisition, exploration, development and operation of the lease(s) and all other costs characterized as contributions or expenses borne by such Party under the Agreement.

     5.2 FMV Capital Accounts. The FMV capital accounts shall be increased and decreased as follows:

          5.2.1 The FMV capital accounts shall be increased by: (i) the amount of money and the fair market value of any property contributed by each Party to the Partnership (net of liabilities assumed by the Partnership or to which the contributed property is subject); (ii) a Party's ss. 6.1 allocated share of Partnership income and gain, or items thereof; and (iii) that Party's share of Code ss.705(a)(1)(B) items.


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          5.2.2 The FMV capital accounts shall be decreased by: (i) the amount of money and the fair market value of property deemed distributed to each Party (net of liabilities assumed by such Party or to which the property is subject), (ii) that Party's ss. 6.1 allocated share of Partnership loss and deductions, or items thereof; and (iii) that Party's share of Code ss.705a)(2)(B) items.

          5.2.3 "Fair market value" when it applies to property contributed by a Party to the Partnership shall be such Party's adjusted basis (for federal tax purposes) in such property except as approved pursuant to ss. 4.4 hereof in a separate written agreement.

     5.3 FMV Capital Account Revaluation. The FMV capital accounts will be revalued to reflect revaluation of partnership property according to Treas. Reg. ss.1.704-1(b)(2)(iv)(f) if the Parties agree pursuant to ss.
     4.4 hereof

6.   PARTNERSHIP ALLOCATIONS

     6.1 FMV Capital Account Allocations. Each item of income, gain, loss or deduction shall be allocated to each party as follows:

          6.1.1 Actual or deemed income from the sale, exchange, distribution or other disposition of production shall be allocated to the Party entitled to such production or the proceeds from the sale of such production. The amounts received from the sale of production and of the fair market value of production taken in kind by the Parties are deemed to be identical; accordingly, such items may be omitted from the adjustments made to the Parties' FMV capital accounts.

          6.1.2 Exploration cost, IDC and operating and maintenance cost shall be allocated to each Party in accordance with its respective contribution, or obligation to contribute, to such cost..

          6.1.3 Depreciation shall be allocated to each Party in accordance with its contribution, or obligation to contribute, to the cost of the underlying asset.

          6.1.4 Simulated depletion shall be allocated to each Party in accordance with its FMV capital account adjusted basis in each oil and gas property of the Partnership.

          6.1.5 Loss (or simulated loss) upon the sale, exchange, distribution, abandonment or other disposition, of depreciable or depletable property shall be allocated to the Parties in the ratio of their respective FMV capital account adjusted basis in the depreciable or depletable property.

          6.1.6 Gain (or simulated gain) upon the sale, exchange, distribution, abandonment or other disposition of depreciable or depletable property shall be allocated to the Parties so that the FMV capital account balances of the Parties will most closely reflect their respective percentage or fractional interests under the Agreement.

          6.1.7 Costs or expenses of any other kind shall be allocated to each Party in accordance with its repetitive contribution, or obligation to contribute, to such costs or expenses.

          6.1.8 Any other income item shall be allocated to the Parties in accordance with the manner in which such income is realized by each Party.

     6.2 Tax Return and Tax Basis Capital Account Allocations

          6.2.1 Unless otherwise expressly provided in this ss. 6.2, the allocations of partnership items of income, gain, loss or deduction for tax return and tax basis capital account purposes shall follow the principles of the allocations under ss. 6.1, However, the Partnership's gain or loss on the taxable disposition of a Partnership property in excess of the gain or loss under ss. 6.1, if any, is allocated to the contributing Party to the extent of such Party's precontribution gain or loss.

          6.2.2 The Parties recognize that under Code ss.613A(c)(7)(D) the depletion allowance is to be computed separately by each Party. For this purpose, each Party's share of the adjusted tax basis in each oil and gas property shall be equal to its contribution to the adjusted tax basis of such property.

          6.2.3 The Parties recognize that under Code ss.613A(c)(7)(D) the computation of gain or loss on the disposition of an oil and gas property is to be computed separately by each Party. However, as provided in Treas. Reg. ss.1.704-1(b)(4)(v) for oil and gas properties, the amount realized is allocated as follows: (i) first, an amount that represents recovery of adjusted simulated depletion basis is allocated (without being credited to the capital accounts) to the Parties in the same proportion as the aggregate simulated depletion basis was allocated to such Parties under this Section; (ii) next, from the remainder of the amount realized, if any, an amount up to any remaining precontribution gain under Code ss.704(c), but only to the extent not included in the allocation under the first allocation step, is allocated to the Parties having contributed the respective property; and (iii) finally, any amount of realization remaining after the allocations under (i) and (ii) is allocated in accordance with the first sentence of this ss. 6.1.6.

          6.2.4 Depreciation shall be allocated to each Party in accordance with its contribution, including the deemed contribution described in ss. 6.1.3, to the adjusted tax basis of the depreciable asset.

          6.2.5 Any recapture of depreciation, IDC and any other item of deduction or credit shall, to the extent possible, be allocated among the Parties in accordance with their sharing of the depreciation, IDC or other item of deduction or credit which is recaptured.

          6.2.6 Any recapture of depletion shall be computed separately by each Party, in accordance with its depletion allowance computed pursuant to ss. 6.2.2.

          6.2.7 For Partnership properties with FMV capital account values different from their adjusted tax bases the Parties intend that the allocations described in this ss. 6.2 constitute a "reasonable method" of allocating gain or loss under Treas. Reg. ss.1.704-3(a)(1).

          6.2.8 Take-in-kind:

               6.2.8.1 Unless checked below, the income attributable to take-in-kind production will not be reflected on the tax return.

          [ ] 6.2.8.2 The provision for taking production-in-kind, as provided in the Agreement, is recognized as each Party's right to determine the market for its proportionate share of production. All items of income, deductions and credits arising from such marketing of production shall be recognized by the Partnership and shall be allocated to each Party who designated such a market.

          6.2.9 If a deemed distribution of money or property results in an increase or decrease in the adjusted tax basis of any property of the Partnership pursuant to Code ss. 707 or Code ss. 737, then the tax items attributable to that increase or decrease in the Partnership's tax basis will be allocated to the Parties in proportion to their respective shares of the tax gain or loss realized upon the distribution pursuant to section 707 or 737 of the Code.

7.   TERMINATION AND LIQUIATING DISTRIBUTION

     7.1 Termination of the Partnership. Termination shall occur on the earlier of the events described in Code ss.708(b)(1)(A) or (B).

          7.1.1 Upon termination under Code ss.708(b)(1)(B), each Party's FMV capital account shall be adjusted as provided in Treas. Reg. ss.1.704-1(b)(2)(iv)(1) and ss. 7.3. The distributions provided in ss.ss. 7.2 through 7.4 shall be deemed to have occurred with the

          Partnership cash and properties deemed contributed to a new Partnership to which this Exhibit also applies.

          7.1.2 Upon termination under Code ss.708(b)(1)(A), the business shall be deemed to have been wound up and concluded, and the assets shall be deemed to have been distributed to the Parties as described below by the end of such calendar year (or, if later, within ninety (90) days after the date of such termination). The assets shall be valued and distributed to the parties in the order provided in ss.ss. 7.2 through 7.4.

     7.2 Reversion. First, all cash representing unexpended contributions by any Party and any property subject to the provisions hereof in which no interest has been earned by any other Party under the Agreement shall be returned (or deemed returned) to the contributor.

     7.3 Balancing. Second, the FMV capital accounts of the Parties shall be determined as described hereunder. The TMP shall take the actions specified under this ss. 7.3 in order to cause the ratios of the Parties' FMV capital accounts to refilect as closely as possible their interests under the Agreement. The ratio of a Party's FMV capital account is represented by a fraction, the numerator of which is the Party's FMV capital account balance and the denominator of which is the sum of all Parties' FMV capital account balances. This is hereafter referred to as the "balancing of the FMV capital accounts" and, when completed, the FMV capital accounts of the Parties shall be referred to as "balanced."

          7.3.1 The fair market value of all Partnership properties shall be determined and the gain or loss for each property, which would have resulted if sold at such fair market value, shall be allocated in accordance with ss.ss. 6.1.5 and 6.1.6. If thereafter any Party has a negative FMV capital account balance, that is a balance of less than zero, in accordance with Treas. Reg. ss.1.704-1(b)(2)(ii)(b)(3) such Party shall be allocated an amount of Partnership net income sufficient to bring such Party's capital account balance to zero.

          7.3.2 Except as provided in ss. 7.2, , an undivided interest in each and every property shall be deemed distributed to the Parties in accordance with the ratios of their FMV capital accounts.

     7.4 Final Distribution. After the FMV capital accounts of the Parties have been adjusted pursuant to ss. 7.3, all remaining property and interests deemed held by the Partnership shall be deemed distributed to the Parties in accordance with their positive FMV capital account balances.

8.   CORRESPONDENCE

     8.1 Correspondence. All correspondence relating to the preparation and fling of the Partnership's income tax returns and capital accounts shall be sent to:


     ________________________

     ________________________

     ________________________



                                 End of Exhibit
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